Exhibit 99.1

1(212) 318-6662

mikehuang@paulhastings.com

June 5, 2023

VIA E-MAIL

Thomas Lauria

White & Case LLP

Southeast Financial Center

200 South Biscayne Boulevard, Suite 4900

Miami, Florida 33131-2352

Re:        LMC’s Public Statements re: Subsequent Common Closing

Dear Mr. Lauria:

I am writing concerning certain public statements made by your client, Lordstown Motors Corp. (“LMC”), regarding the purchase rights of my client, Foxconn Ventures Pte. Ltd. (“Foxconn”), under the Investment Agreement by and between LMC and Foxconn dated as of November 7, 2022 (the “Investment Agreement”) following LMC’s announced reverse stock split. LMC’s disclosure incorrectly suggests that Foxconn’s purchase right in the Subsequent Common Closing is limited to ten percent of LMC’s outstanding common stock following LMC’s reverse stock split.

The Subsequent Common Closing is clearly defined in the Investment Agreement. So long as LMC satisfies all conditions precedent, Foxconn:

. . . shall purchase and acquire from the Company, and the Company shall issue, sell and deliver to the Investor, 26,855,453 shares of Common Stock (the “Subsequent Common Shares”) for a purchase price per share equal to $1.76 and an aggregate purchase price for the Subsequent Common Shares of $47,265,597 (such aggregate purchase price, the “Subsequent Common Purchase Price”).

Inv. Agr’t § 2.01(b). The Subsequent Common Closing is intentionally silent on the impact of any stock split on Foxconn’s purchase right. This reflects the parties’ intent that a stock split not have any impact on Foxconn’s purchase right as part of the Subsequent Common Closing. Accordingly, the Subsequent Common Closing does not speak in terms of the percentage of outstanding common stock that Foxconn is entitled to purchase at the closing. Rather, the Investment Agreement very directly states that “the Company shall issue, sell and deliver to the Investor, 26,855,453 shares of Common Stock . . . for a purchase price per share equal to $1.76” without any limitation or condition.

Nevertheless, when discussing the reverse stock split in its Form 8-K filed on May 23, 2023, LMC made reference to “Foxconn’s purchase of approximately 10% of the [LMC’s] common stock for $47.3 million.” See Form 8-K at 4 (May 23, 2023) (https://investor.lordstownmotors.com/static-files/5df8b761-dce3-4a8f-a5ce-650fbe6094cc). There is no basis to suggest, as the 8-K does, that the Investment Agreement contains an implied adjustment term to account for LMC’s reverse stock split. This is particularly so because the parties have otherwise shown their ability to incorporate such an adjustment term elsewhere in their contract. For example, in Section 10(a)(i) of the Certificate of Designation for the Preferred Stock, LMC and Foxconn explicitly agreed to and set forth a means by which the applicable stock Conversion

Thomas Lauria

June 5, 2023

Ratio would be adjusted in the event of a stock split. In contrast, LMC and Foxconn did not incorporate any adjustment language into Section 2.01(b) in connection with the Subsequent Common Closing.

Please promptly identify whether LMC intends to take the position that Foxconn’s purchase right under the Subsequent Common Closing should be adjusted in light of LMC’s reverse stock split and, if LMC intends to take the position that it should be adjusted, further identify the basis for such position. Foxconn reserves all rights.

Sincerely,

/s/ Mike Huang

Mike F. Huang

of PAUL HASTINGS LLP